Exhibit 99.1

Nutanix Appoints Craig Conway and Sue Bostrom to Board of Directors

Former PeopleSoft and Cisco Executives Add Deep Software and Marketing Leadership Experience

SAN JOSE, Calif. - October 31, 2017 - Nutanix (NASDAQ: NTNX), a leader in enterprise cloud computing, announced today it has added Craig Conway and Sue Bostrom to its board of directors, effective Friday, October 27, 2017.

“Craig and Sue are substantive additions to our board, and come at a time when we go from being a product to a platform company for the enterprise,” said Dheeraj Pandey, Chairman, Founder, and CEO of Nutanix. “Sue and Craig have both seen sustainable growth up close, steered large businesses through the highs and lows of enterprise spending cycles, and epitomized ambition and attention-to-detail in their illustrious careers. We will need their courage and foresight as we fight the cloud wars this decade.”

Conway served as President and CEO of PeopleSoft, Inc., an enterprise application software company from 1999 to 2004. Prior to PeopleSoft, he served as President and CEO of One Touch Systems, a high bandwidth network communications provider, and TGV Software, a TCP/IP protocol and applications company. Mr. Conway currently serves on the board of directors at Salesforce.com, a cloud-based CRM company, and Guidewire Software, Inc., a provider of software products to insurance companies. He holds a Bachelor of Science degree in Computer Science and Mathematics from the State University of New York at Brockport.

Bostrom served as Executive Vice President, Chief Marketing Officer and Worldwide Government Affairs of Cisco Systems, Inc., a networking equipment provider, from 2006 to 2011. From 1997 to 2011, she held various leadership positions at Cisco, including Senior Vice President of the Internet Business Solutions Group, which shared Internet best practices with global Fortune 500 companies and governments. Ms. Bostrom serves on the board of directors of ServiceNow, Inc., an enterprise software company, Varian Medical Systems, Inc., a manufacturer of medical devices and software, and Cadence Design Systems, Inc., an electronic design software company. She holds a Bachelor of Science degree in Business from the University of Illinois and a Master of Business Administration degree from Stanford Graduate School of Business.

“It’s an exciting time to join the board of directors at Nutanix. They are a software company at their core and and they have the right solutions and talent to take advantage of the growing enterprise cloud market,” said Conway. “I’m looking forward to providing guidance to help grow the company even more, and strengthen its position as a leading provider of multi-cloud software and solutions.”

“Nutanix is delivering the right solutions to the right market at the right time,” said Bostrom. “Continued strategic focus and precise execution is needed to expand software sales while keeping customers delighted. I look forward to lending my experience and insight to help Dheeraj and the team accomplish this.”

About Nutanix
Nutanix makes infrastructure invisible, elevating IT to focus on the applications and services that power their business. The Nutanix enterprise cloud platform leverages web-scale engineering and consumer-grade design to natively converge compute, virtualization and storage into a resilient, software-defined solution with rich machine intelligence. The result is predictable performance, cloud-like infrastructure consumption, robust security, and seamless application mobility for a broad range of enterprise applications. Learn more at www.nutanix.com or follow us on Twitter @nutanix.

© 2017 Nutanix, Inc. All rights reserved. Nutanix and the Nutanix logo are registered trademarks or trademarks of Nutanix, Inc. in the United States and other countries. All other brand names mentioned herein are for identification purposes only and may be the trademarks of their respective holder(s).

Media Contact
Lena Rogow
Communications Specialist
(415) 218-3773
lena.rogow@nutanix.com